Exhibit 99.1

NEWS
93 West Main Street, Clinton, CT 06413

Connecticut Water Service, Inc. Approves
Increased Capital Spending and Declares Dividends

Clinton, Connecticut, November 24, 2008 – Connecticut Water Service, Inc. (NASDAQ-GS: CTWS) today announced that the Company’s Board of Directors approved a $26.4 million Capital Spending Plan for 2009, which represents an $8.1 million, or 44%, increase over 2008’s projected spending of $18.3 million.

According to Eric W. Thornburg, Connecticut Water’s President and CEO, the Company intends to use the significant increase in capital spending on pipeline replacement projects. Mr. Thornburg states, “In spite of the current economic conditions, we want our customers to know that we remain totally committed to enhancing water quality, reliability of service and conservation. These capital expenditures will not only allow us to replace old water lines, thereby reducing leakage and quality concerns, but will also help to create highly skilled construction related job opportunities through our local contractors."

The enhanced water main replacement program is possible due to a new law in Connecticut that allows water utilities to recover investments in water main replacement and other conservation related infrastructure between rate cases. Water utilities interested in using the new law must submit an infrastructure assessment report to the Connecticut Department of Public Utility Control (DPUC) that demonstrates the infrastructure investments are prudent and will benefit customers. Once the assessment report and its project prioritization are approved by the DPUC, it provides a road map for water main and other conservation related infrastructure replacement. Connecticut Water filed its infrastructure assessment report with the DPUC in October and expects a decision in the spring of 2009.

In addition, the Board of Directors authorized short-term borrowing through lines of credit of up to $40 million, which is an increase of $19 million, or 91%, above current short-term borrowing limits. The Board also authorized the Company to make applications to the Connecticut Development Authority for long-term debt transactions in the calendar years 2009, 2010 and 2011, if needed. The Company anticipates the increased short and long-term borrowing will be necessary in large part to fund the increased capital spending. The Company is in discussions with its current lenders about increasing its current lines of credit.

The Board also declared a quarterly cash dividend of $0.2225 per common share payable on December 15, 2008 for shareholders of record as of December 1, 2008. This quarterly dividend remains unchanged from the previous quarter and represents an annualized dividend of $0.89. The Company’s annual dividend yield at its current stock price is 4.3%. Connecticut Water has paid dividends on common stock each quarter since its founding in 1956 without interruption or reduction and has increased dividend payments for each of the last 39 years.

Connecticut Water’s Board also declared a quarterly cash dividend of $0.20 per share on Preferred A shares payable on January 16, 2009, for shareholders of record as of January 2, 2009, and a quarterly cash dividend of $0.225 on Preferred 90 shares (OTCBB:CTWSP) on February 2, 2009, for shareholders of record as of January 19, 2009.

The Company’s Dividend Reinvestment Plan and Common Stock Purchase Plan (DRIP) is available to registered shareholders. Additional information about the DRIP and a plan prospectus are available online at the Company’s Web site, http://www.ctwater.com/dividendreinvestment.htm or upon request.

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This news release may contain certain forward-looking statements regarding the Company’s results of operation and financial position. These forward-looking statements are based on current information and expectations, and are subject to risks and uncertainties, which could cause the Company’s actual results to differ materially from expected results.

Regulated water companies, including The Connecticut Water Company, are subject to various federal and state regulatory agencies concerning water quality and environmental standards. Generally, the water industry is materially dependent on the adequacy of approved rates to allow for a fair rate of return on the investment in utility plant. The ability to maintain our operating costs at the lowest possible level, while providing good quality water service, is beneficial to customers and stockholders. Profitability is also dependent on the timeliness of rate relief to be sought from, and granted by, the Connecticut Department of Public Utility Control, when necessary, and numerous factors over which we have little or no control, such as the quantity of rainfall and temperature, customer demand and related conservation efforts, financing costs, energy rates, tax rates, and stock market trends which may affect the return earned on pension assets, compliance with environmental and water quality regulations and the outcome of litigation matters, including the Unionville division well field dispute. From time to time, the Company may acquire other regulated and/or unregulated water companies. Profitability on these acquisitions is often dependent on the successful integration of these companies, including the January 2008 acquisition of Eastern Connecticut Regional Water Company, Inc. and Birmingham H20 Services Inc. The profitability of our other revenue sources is subject to the amount of land we have available for sale and/or donation, the demand for the land, the continuation of the current state tax benefits relating to the donation of land for open space purposes, regulatory approval of land dispositions, the demand for telecommunications antenna site leases, and the successful extensions and expansion of our service contract work. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

News media contact:

Daniel J. Meaney, APR
Director of Corporate Communications
Connecticut Water Service, Inc.
93 West Main Street, Clinton, CT 06413-1600
(860) 669-8630, Ext. 3016